Exhibit 5.1

28 April 2016 Rowan Companies plc Cannon Place 78 Cannon Street London, EC4N 6AF United Kingdom

Re:	Rowan Companies plc – Registration Statement on Form S-8 – Exhibit 5.1

Ladies and Gentlemen:

We have acted as English legal advisers to Rowan Companies plc, a public limited company incorporated in England and Wales (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”).

As set out in the Registration Statement, it is proposed that an additional 7,800,000 Class A ordinary shares of the Company each having a nominal value of US$0.125 (the “Shares”) will be issued under the 2013 Rowan Companies plc Incentive Plan, as amended from time to time (the “Incentive Plan”).

The Company sought shareholder approval at its annual general meeting on 28 April 2016 of an amendment (the “Amendment”) to the Incentive Plan to, amongst other things, increase the aggregate number of Shares with respect to which awards may be granted under the Incentive Plan by an additional 7,800,000 Shares.

1.	INTRODUCTION

1.1	Purpose

In connection with the Registration Statement, we have been asked to provide an opinion on certain matters, as set out below. We have taken instruction in this regard solely from the Company.

1.2	Defined terms and headings

In this letter:

Latham & Watkins is the business name of Latham & Watkins (London) LLP, a registered limited liability partnership organised under the laws of New York and authorised and regulated by the Solicitors Regulation Authority (SRA No. 203820). A list of the names of the partners of Latham & Watkins (London) LLP is open to inspection at its principal place of business, 99 Bishopsgate, London EC2M 3XF, and such persons are either solicitors, registered foreign lawyers or European lawyers. We are affiliated with the firm Latham & Watkins LLP, a limited liability partnership organised under the laws of Delaware.

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(a)	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Registration Statement unless a contrary indication appears; and

(b)	headings are for ease of reference only and shall not affect interpretation.

1.3	Legal review

For the purpose of issuing this letter, we have reviewed only the following documents and conducted only the following enquiries and searches:

(a)	an online search at Companies House in respect of information available for inspection about the Company conducted on 28 April 2016;

(b)	an enquiry by telephone at the Central Index of Winding Up Petitions, London on 28 April 2016 at 10:59 a.m. (London time) ((a) and (b) together, the “Searches”);

(c)	a copy of the written resolutions passed by the members of the Company on 30 April 2012, authorising the directors of the Company for the purposes of section 551 of the Companies Act 2006 (the “Companies Act”) to exercise all the powers of the Company to allot shares in the Company up to an aggregate nominal amount of US$18,750,000 for a period expiring 5 years from the date of the resolutions and disapplying section 561 of the Companies Act in respect of such allotments (the “Allotment Resolutions”);

(d)	a copy of the minutes of a meeting of the board of directors of the Company held on 6 March 2013, containing resolutions approving, inter alia, the Incentive Plan;

(e)	a copy of the minutes of a meeting of the board of directors of the Company held on 25 February 2016, containing resolutions approving the Registration Statement, the Amendment and the Shares issuable thereunder and a copy of the minutes of a meeting of the compensation committee of the board of directors of the Company held on 24 February 2016, containing resolutions approving the Amendment and the Shares issuable thereunder;

(f)	copies of the certificate of incorporation of the Company dated 11 October 2011 and the certificate of incorporation on re-registration as a public limited company dated 1 May 2012;

(g)	a copy of the current articles of association of the Company adopted pursuant to a special resolution passed on 30 April 2012 and effective from 4 May 2012;

(h)	a draft copy of the Registration Statement, as at 26 April 2016, to be dated 28 April 2016, and to be filed with the SEC on 28 April 2016;

(i)	a copy of the Incentive Plan annexed to a proxy statement filed under Section 14(a) of the United States Securities Exchange Act of 1934 on 13 March 2013 and the proposed Amendment annexed to the 2016 Proxy Statement (as defined below); and

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(j)	a copy of a proxy statement filed under Section 14(a) of the United States Securities Exchange Act of 1934 on 11 March 2016 (the “2016 Proxy Statement”), containing a notice of annual general meeting of shareholders proposing an ordinary resolution to approve the Amendment.

1.4	Applicable law

This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by, and to be construed in accordance with, English law and relate only to English law as applied by the English courts as at today’s date. In particular:

(a)	we have not investigated the laws of any country other than England and we assume that no foreign law affects any of the opinions stated below; and

(b)	we express no opinion in this letter on the laws of any jurisdiction other than England.

1.5	Assumptions and reservations

The opinions given in this letter are given on the basis of each of the assumptions set out in Schedule 1 (Assumptions) and are subject to each of the reservations set out in Schedule 2 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 2 (Opinions) below and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

2.	OPINION

Subject to paragraph 1 (Introduction) and the other matters set out in this letter and its Schedules, and subject further to the following:

(a)	the Registration Statement, as finally amended, having become effective under the Securities Act;

(b)	the Amendment having been approved by the Company’s shareholders and having become effective;

(c)	the directors of the Company at the time of any allotment and issue of Shares being duly authorised pursuant to the articles of association of the Company in force at the time of such allotment and issue, the Companies Act and any relevant authority given by the members of the Company to allot such Shares and any rights of pre-emption under such articles of association or the Companies Act in respect of such allotment having been validly disapplied;

(d)	the directors of the Company having validly resolved to allot the Shares, or grant rights to subscribe for Shares, at a duly convened and quorate meeting of the board of directors of the Company and such board resolutions being in full force and effect and not having been rescinded or amended;

(e)	the receipt in full of payment for the Shares in an amount of “cash consideration” (as defined in section 583(3) of the Companies Act) of not less than the aggregate nominal value for the Shares, assuming in each case that the individual grants or awards under the Incentive Plan are duly authorised by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law, the Company’s articles of association and the Incentive Plan (and the agreements and awards duly adopted thereunder and in accordance therewith); and

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(f)	valid entries having been made in relation to the allotment and issue of the Shares in the books and registers of the Company,

it is our opinion that the Shares, if and when issued, registered in the name of the recipient in the register of members of the Company and delivered in accordance with the terms of the Incentive Plan, and as described in the Registration Statement, will be duly and validly authorised and issued, fully paid or credited as fully paid (subject to the receipt of valid consideration by the Company for the issue thereof) and will not be subject to any call for payment of further capital.

3.	EXTENT OF OPINIONS

We express no opinion as to any agreement, instrument or other document other than as specified in this letter or as to any liability to tax which may arise or be suffered as a result of or in connection with the transactions contemplated by the Incentive Plan.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter our opinion.

4.	DISCLOSURE AND RELIANCE

This letter is addressed to you solely for your benefit in connection with the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This letter may not be relied upon by you for any other purpose, and, other than as set out above, may not be furnished to, or assigned to or relied upon by any other person, firm or entity for any purpose, without our prior written consent, which may be granted or withheld in our discretion.

Yours faithfully, /s/ LATHAM & WATKINS LLP

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Schedule 1

ASSUMPTIONS

The opinions in this letter have been given on the basis of the following assumptions:

(a)	The genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies;

(b)	that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

(c)	that the articles of association of the Company referred to in paragraph 1.3(g) of this letter remain in full force and effect, and no alteration has been made or will be made to such articles of association, in each case prior to any date on which Shares are allotted or issued, or rights are granted to subscribe for Shares (each such date being an “Allotment Date”);

(d)	that all documents, forms and notices which should have been delivered to the Companies Registration Office in respect of the Company have been so delivered, that the results of the Searches are complete and accurate, that the position has not changed since the times at which the Searches were made and that the results of the Searches will remain complete and accurate as at each Allotment Date;

(e)	that the proceedings and resolutions described in the minutes of the meetings of the board of directors of the Company provided to us in connection with the giving of this opinion and of the meetings of the board of directors referred to at paragraph 2(d) of this letter were and/or will be duly conducted as so described, and that each of the meetings referred to therein was and/or will be duly constituted, convened and conducted and all constitutional, statutory and other formalities were and/or will be duly observed (including, if applicable, those relating to the declaration of directors’ interests or the power of interested directors to vote), a quorum was and/or will be present throughout, the requisite majority of directors voted and/or will vote in favour of approving the resolutions and the resolutions passed thereat were and/or will be duly adopted, have not been and will not be revoked or varied and remain in full force and effect and will remain so as at each Allotment Date;

(f)	that the resolutions of the shareholders of the Company provided to us in connection with the giving of this opinion and of the shareholders of the Company as referred to at paragraph 2(c) of this letter and at (g) below were and/or will be duly passed as resolutions of the Company, or written resolutions of the Company in respect of the Allotment Resolutions, all constitutional, statutory and other formalities were and/or will be observed and such resolutions have not been and/or will not be revoked or varied and will not be revoked or varied prior to each Allotment Date and remain in full force and effect and will remain in full force and effect as at each Allotment Date;

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(g)	that as at each Allotment Date, the authority granted pursuant to the Allotment Resolutions will remain unutilised to the extent necessary to permit such allotment and issue, or if at any Allotment Date the Allotment Resolutions have expired, the Company in general meeting duly and validly having resolved (i) as an ordinary resolution to authorise the board of directors of the Company pursuant to section 551 of the Companies Act to allot Shares, or to grant rights to subscribe for Shares, pursuant to the Incentive Plan (as amended by the Amendment), and (ii) as may be required, as a special resolution to empower the directors of the Company pursuant to section 570 of the Companies Act to allot such Shares, and grant such rights (as applicable), free of the restrictions in section 561 of the Companies Act, and such resolutions and authorities remaining in full force and effect and not having expired, been rescinded or amended;

(h)	that at the time of each allotment and issue of any Shares the Company shall have received in full “cash consideration” (as such term is defined in section 583(3) of the Companies Act) equal to the subscription price payable for such Shares and shall have entered the holder or holders thereof in the register of members of the Company showing that all such Shares shall have been fully paid up as to their nominal value and any premium thereon as at each Allotment Date;

(i)	in relation to any allotment and issue of any Shares by the Company pursuant to the Incentive Plan, that the recipient will have become entitled to such Shares under the terms of the Incentive Plan such Shares will, where applicable, be fully vested each in accordance with the terms of the Incentive Plan and such recipient has or will have complied with all other requirements of the Incentive Plan in connection with the allotment and issue of such Shares;

(j)	that all awards have been made under the terms of the Incentive Plan, that the terms of all awards have not materially deviated from the terms set out in the Incentive Plan and that any Shares will be allotted and issued in accordance with the terms set out in the Incentive Plan and in accordance with the Company’s articles of association;

(k)	that the Incentive Plan and the Amendment have been validly adopted and, other than the Amendment, no alteration has been or shall be made to the Incentive Plan since the date of adoption;

(l)	that immediately prior to each Allotment Date, the directors of the Company had or shall have sufficient authority and powers conferred upon them to allot and issue such Shares and grant such rights (as applicable) under section 551 of the Companies Act and under section 570 of the Companies Act as if section 561 of the Companies Act did not apply to such allotment and issue or grant, and the directors of the Company shall not allot or issue (or purport to allot or issue) Shares and shall not grant rights (or purport to grant rights) to acquire Shares in excess of such powers or in breach of any other limitation on their power to allot and issue Shares or grant rights to acquire Shares;

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(m)	that no Shares shall be allotted or issued, or are or shall be committed to be allotted or issued, at a discount to their nominal value (whether in pounds sterling or equivalent in any other currency);

(n)	that any allotment and issue of Shares will be duly made in accordance with both the articles of association of the Company and the applicable law in force at the time of such allotment and issue;

(o)	that no Shares or rights to subscribe for Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000 (“FSMA”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Shares in breach of section 21 of the FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

(p)	that in issuing and allotting and granting rights to acquire Shares and administering the Incentive Plan, the Company is not carrying on a regulated activity for the purposes of section 19 of FSMA;

(q)	that the Company has complied and will comply with all applicable anti-terrorism, anti-money laundering, sanctions and human rights laws and regulations and that each allotment and issue of Shares and grant of rights to acquire Shares pursuant to the Incentive Plan will be consistent with all such laws and regulations;

(r)	that the Incentive Plan and the Amendment have the same meaning and effect as if they were governed by English law and that insofar as any obligation under the Incentive Plan is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance is not and will not be illegal or ineffective by virtue of the law of that jurisdiction;

(s)	that the Incentive Plan and the Amendment and all obligations thereunder have been entered into and the Shares will be allotted and issued in good faith and on bona fide commercial terms and on arms’ length terms and for the purpose of carrying on the business of the Company and that there are reasonable grounds for believing that the entry into of the Incentive Plan and the Amendment and the allotment and issue of the Shares will promote the success of the Company for the benefit of its members as a whole;

(t)	that there has not and shall not be any bad faith, breach of duty, breach of trust, fraud, coercion, duress or undue influence on the part of any of the directors of the Company in relation to any allotment and issue of Shares; and

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(u)	that the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for the liquidation, winding up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, the Company or all or any of its assets (or any analogous proceedings in any jurisdiction) and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986 and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved or declared bankrupt (although the Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Company), and such actions and steps will not have been taken as at any Allotment Date.

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Schedule 2

RESERVATIONS

The opinions in this letter are subject to the following reservations:

(a)	The Searches are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced. We have not made enquiries of any District Registry or County Court;

(b)	the opinions set out in this letter are subject to (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory;

(c)	we express no opinion as to matters of fact;

(d)	we express no opinion on the compliance of the Incentive Plan, or the compliance of any award made under the Incentive Plan, with the rules or regulations of the New York Stock Exchange or the rules or regulations of any other securities exchange that are applicable to the Company;

(e)	we express no opinion in relation to the legality, enforceability or validity of the Incentive Plan or any award agreement entered into pursuant to such Incentive Plan. In particular, but without prejudice to the generality of the foregoing, we have assumed that the Shares to be allotted under the Incentive Plan or any such award agreement will be paid up in full (as to their nominal value and any premium) in cash (within the meaning of section 583(1) of the Companies Act) and we express no opinion as to whether any consideration other than “cash consideration” (as such term is defined in section 583(3) of the Companies Act) which might be paid, or purport to be paid, for the Shares would result in such Shares being validly issued, fully paid and not subject to any call for payment of further capital;

(f)	if any award under the Incentive Plan does not constitute the award of a cash bonus, so as to create a liability for a liquidated sum, any Shares purported to be allotted and issued pursuant to any such award will not have been validly allotted and issued for cash in accordance with the requirements of the Companies Act and may not therefore be fully paid and not subject to any call for payment of further capital; and

(g)	it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it.